Exhibit 4.36

Proof of Receipt Nº

48360.000785/2016-00

[barcode]

FIFTH AMENDMENT

TO

PUBLIC ELECTRICITY DISTRIBUTION CONCESSION CONTRACTS

NO’S 002/1997–DNAEE,

003/1997–DNAEE, 004/1997–DNAEE

AND 005/1997–DNAEE

CEMIG DISTRIBUIÇÃO S.A.

INDEX

CLAUSE ONE – OBJECT	1
CLAUSE TWO – CONDITIONS OF PROVISION OF THE PUBLIC SERVICE	2
CLAUSE THREE – DISTRIBUTOR’S OBLIGATIONS AND DUTIES	3
CLAUSE FOUR – PREROGATIVES OF THE DISTRIBUTOR	5
CLAUSE FIVE – EXPANSION AND AMPLIFICATION OF THE ELECTRICITY SYSTEMS	6
CLAUSE SIX – TARIFFS APPLICABLE IN THE PROVISION OF THE SERVICE	6
CLAUSE SEVEN – ECONOMIC AND FINANCIAL SUSTAINABILITY	11
CLAUSE EIGHT – CORPORATE GOVERNANCE AND TRANSPARENCY	12
CLAUSE NINE – OVERSIGHT OF THE SERVICE	13
CLAUSE TEN – PENALTIES	14
CLAUSE ELEVEN – INTERVENTION IN THE CONCESSION	15
CLAUSE TWELVE – EXTINCTION OF CONCESSION AND REVERSION OF LINKED ASSETS AND FACILITIES	15
CLAUSE THIRTEEN – COMMITMENTS OF THE CONTROLLING STOCKHOLDER(S)	18
CLAUSE FOURTEEN – AMICABLE SOLUTION OF DISAGREEMENTS; JURISDICTION OF THE CONTRACT	18
CLAUSE FIFTEEN – DELEGATION OF COMPETENCE	19
CLAUSE SIXTEEN – OTHER PROVISIONS	19
CLAUSE SEVENTEEN – PUBLICATION AND REGISTRY OF THE AMENDMENT	19
CLAUSE EIGHTEEN – CONDITIONS OF EXTENSION	19
APPENDIX I – CONCESSION AREA	21
APPENDIX II – CONDITIONS FOR EXTENSION – EFFICIENCY IN PROVISION OF DISTRIBUTION SERVICE – CEMIG DISTRIBUIÇÃO S.A.	21
APPENDIX III – CONDITIONS FOR EXTENSION – EFFICIENCY IN ECONOMIC AND FINANCIAL MANAGEMENT	23

FEDERAL PUBLIC SERVICE MINING AND ENERGY MINISTRY OFFICE OF THE MINISTER

Cases No’s: 48500.00005468/2012-28, 48500.005467/2012-83, 48500.005473/2012-31 and 48500.005474/2012-85

FIFTH AMENDMENT TO CONCESSION CONTRACTS NOS 002/1997–DNAEE,

003/1997–DNAEE, 004/1997–DNAEE AND 005/1997–DNAEE

FOR ELECTRICITY DISTRIBUTION SERVICE ENTERED INTO BETWEEN THE FEDERAL REPUBLIC OF BRAZIL AND CEMIG DISTRIBUIÇÃO S.A.

The FEDERAL REPUBLIC OF BRAZIL, hereinafter referred to as ‘GRANTOR’, in exercise of the powers conferred upon it by Article 21, Sub-item XII, Sub-clause ‘b’, of the Brazilian Federal Constitution, under Article 3-A of Law 9427 of December 26, 1996, through the Mining and Energy Ministry (MME) as intermediary, hereinafter referred to as ‘MME’, registered in the CNPJ/MF under No. 37.115.383/0001-53, with head office at Esplanada dos Ministérios, Bloco U, CEP 70065-900, Brasília, Federal District, represented by the Mining and Energy Minister, EDUARDO BRAGA, and CEMIG DISTRIBUIÇÃO S.A., with head office at Belo Horizonte, State of Minas Gerais, at Avenida Barbacena 1200, 17th Floor, A1 Wing, Bairro Santo Agostinho, registered in the CNPJ/MF under No. 06.981.180/0001-16, in its status as Holder of an Electricity Distribution Concession, hereinafter referred to as ‘DISTRIBUTOR’, and herein represented in accordance with its by-laws by its Chief Executive Officer, MAURO BORGES LEMOS, registered in the CPF/MF under No. 316.720.516-49, and by its Chief Distribution and Sales Officer, RICARDO JOSÉ CHARBEL, registered in the CPF/MF under No. 383.259.856-15, with COMPANHIA ENERGETICA DE MINAS GERAIS, with head office in Belo Horizonte, State of Minas Gerais, at Avenida Barbacena 1,200, Bairro Santo Agostinho, registered in the CNPJ/MF under No. 17.155.730/0001-64 as Consenting Party, in accordance with its by-laws represented by its Chief Executive Officer, MAURO BORGES LEMOS, and by its Chief Distribution and Sales Officer, RICARDO JOSÉ CHARBEL, above described, herein referred to as ‘CONTROLLING STOCKHOLDER’, having in mind the terms of Law 12783 of January 11, 2013, Decree 7805 of September 14, 2012, Decree 8461 of June 2, 2015 and the Dispatch of the Mining and Energy Minister of November 23, 2015, have hereby agreed the present Amendment to Concession Contracts No’s 002/1997–DNAEE, 003/1997–DNAEE, 004/1997–DNAEE and 005/1997–DNAEE, as expressed by the following Clauses:

CLAUSE ONE – OBJECT

The Object of this Amendment is to formalize the Re-grouping of the Concessions that are the subject of Public Electricity Distribution Service Concession Contracts Nos 002/1997–DNAEE, 003/1997–DNAEE, 004/1997–DNAEE and 005/1997–DNAEE, and the Extend the Concessions as from January 1, 2016 to December 31, 2045, in accordance with the Dispatch of the Mining and Energy Minister of November 23, 2015, on the basis of Law 12783 of January 11, 2013, Decree 7805 of September 14, 2012 and Decree 8461 of June 2, 2015.

§1 –Contracts Nºs 002/1997–DNAEE, 003/1997–DNAEE, 004/1997–DNAEE and 005/1997–DNAEE regulate the Commercial Operation of Public Electricity Distribution Service in the area of the Re-grouped Concession under Article 4-B of Law 9074 of July 7, 1995, held by DISTRIBUTOR, in the areas of the Counties listed in Appendix I to this Amendment.

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 2

Subclause One –Commercial Operation of Public Electricity Distribution Service constitutes an Individualized Concession for the Area contained in Appendix I of this Amendment, for all purposes of law and contract, especially for the purposes of any Intervention, Declaration of Expiry, Appropriation or other Forms of Extinction.

Subclause Two – The Transmission Facilities used by the Distributor in its Operations may be considered Assets Integrating the Distribution Concession as per Regulation of Aneel.

Subclause Three – Subject to Contracts in force, the Public Service Electricity Distribution Concession regulated in this Contract does not confer upon DISTRIBUTOR a right of exclusivity in relation to any consumer of electricity who, by force of law, may come to acquire electricity from another Supplier.

Subclause Four –The Concession for Public Electricity Distribution Service regulated in this Contract does not confer exclusivity of service in the Areas where the National Electricity Agency, Aneel, finds that Rural Electrification Cooperatives are de facto operating.

Subclause Five –DISTRIBUTOR accepts that the Commercial operation of Public Electricity Distribution Service, which it holds, is carried out as a Priority Public Utility Function, and undertakes only to exercise other entrepreneurial activities such as will favor minimization of tariffs, on the terms and conditions specified in the legislation and in the regulation of Aneel.

Subclause Six –Any rules, instructions, regulation or determinations of a general character applicable to the Providers of Public Electricity Distribution Service, when issued by GRANTOR or by ANEEL, shall apply automatically to the Object of the Concession hereby Contracted, and DISTRIBUTOR shall submit to them as implicit conditions that are an integral part of this Contract, obeying the provisions of Subclause Seventeen of Clause Six.

Subclause Seven –DISTRIBUTOR shall assign or incorporate, upon determination by GRANTOR or by Aneel, Assets arising from other Concessions or of Agents of the Electricity Sector.

CLAUSE TWO – CONDITIONS OF PROVISION OF THE PUBLIC SERVICE

In the Provision of Public Electricity Distribution Service referred to in this Contract DISTRIBUTOR undertakes to provide the appropriate service, and has broad liberty in the direction of its business, investments, personnel, material and technology, subject to the provisions of this Contract and the rules of law and regulations, and also the instructions and determinations of the GRANTOR and of Aneel.

Subclause One –DISTRIBUTOR undertakes to adopt appropriate technology and employ methods of operation, materials, equipment and facilities that comply with the Brazilian technical standards and ensure provision of appropriate/adequate electricity distribution service, including the safety of persons and facilities, in the manner specified in the rules governing the sector.

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Subclause Two –Provision of the appropriate service presupposes adoption of the best sector practices and of the applicable rules, especially in relation to operation, maintenance, planning of the Electricity System and modernization of the Facilities.

Subclause Three –DISTRIBUTOR shall meet the orders of interested parties for use of the service subject of the concession, on the conditions established in the Contracts and in the regulations of Aneel, ensuring non-discrimination of treatment between all users.

Subclause Four –Suspension of the Electricity Distribution Service shall take place for reasons of a technical nature, or of safety, or by default on the part of the user, considering the interest of society as a whole, as per regulation of Aneel.

Subclause Five –In the commercial operation of the Public Electricity Distribution Service that is the Object of this Contract, DISTRIBUTOR shall treatment all its users equally, including in terms of tariffs, as per Aneel regulations.

Subclause Six –DISTRIBUTOR undertakes to obey the standards of quality established by Aneel.

Subclause Seven –Non-compliance with the standards of quality established by Aneel will have the capacity of obliging DISTRIBUTOR to compensate users for the bad quality of the provision of the Distribution Service, as per regulation by Aneel, without prejudice to application of the penalties provided for.

Subclause Eight –Non-compliance with global annual limits of indicators of collective continuity for two consecutive years, or for three times in five years may, as per regulation of Aneel, result in the limitation of distribution of dividends or payment of Interest on Equity, until the regulatory parameters are restored, subject to Sub-item I, of Subclause One of Clause Seven.

§1 – In the last five years of the Contract, for the purpose of ensuring appropriate Provision of the Services by DISTRIBUTOR, the provision of this Subclause shall apply in the case of any non-compliance with the Annual Global Limits of Collective Continuity Indicators.

Subclause Nine –DISTRIBUTOR undertakes to prepare the Plan for Maintenance of the Distribution Facilities and keep it up to date, establishing frequencies and activities of maintenance that meet the Technical Specifications of the Equipment and result in appropriate Provision of Service, and have it available for presentation to Aneel when requested.

Subclause Ten –DISTRIBUTOR undertakes to comply with the Electricity Distribution Service Universalization Target, in accordance with the regulation by Aneel.

Subclause Eleven –DISTRIBUTOR has the responsibility of complying with the provisions of the consumer legislation, in relation to the Provision of Public Electricity Distribution Service.

CLAUSE THREE – DISTRIBUTOR’S OBLIGATIONS AND DUTIES

Further to such other obligations as arise from the rules of law and regulation in force from time to time and other provisions of this Contract, the following are obligations of DISTRIBUTOR:

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 4

I – To operate and maintain the facilities in such a way as to ensure continuity and efficiency of the Regulated Service, the safety of people and conservation of the goods and facilities.

II – To organize and maintain property register and control of the assets and facilities linked to the concession, making effort at all times for their physical safety and providing that such of them as are for technical reasons essential to ensuring the reliability of the electricity system, are at all times properly guaranteed by insurance.

III – To give account to Aneel of the Management of the Public Electricity Distribution Service hereby conceived, with the frequency and in the manner specified in the rules of the sector.

IV – To obey the environmental protection legislation, answering for the consequences of any non-compliance.

V – To ensure that interested parties, in accordance with the law and regulations, have free access to its Networks, in accordance with the general conditions of access and the tariffs established by Aneel.

VI – To participate, when applicable, in the Electricity Trading Chamber (Câmara de Comercialização de Energia Elétrica, or CCEE) and the National System Operator (Operador National do Sistema Elétrico, or ONS), on the conditions specified in the Statute of the ONS and in the Electricity Trading Convention, submitting to the rules and procedures issued by those Entities.

VII – To maintain all of its documents in an auditable state, in accordance with the rules from time to time in force.

VIII – To install, at its expense, the equipment for monitoring and control of voltage necessary to ensure the quality of the service, including the equipment requested by the National System Operator.

IX – To adopt the solutions arising from the planning of the operation of the National Grid (Sistema Interligado Nacional, or SIN), especially those related to the Special Protection Systems (SEP).

X – To carry out, jointly with the Transmission companies, such studies and adjustments as are necessary to the appropriate functioning of the System for Protection at the Frontiers with the National Grid.

XI – To share infrastructure with other Public Service Providers, obeying the conditions of safety and equal treatment, and seeking reduction of costs.

XII – To give account to the users, periodically, for the Management of the Public Electricity Distribution Service for which concession is granted, in the terms established by the regulation of Aneel.

XIII – To submit to prior consent of Aneel, in the manner and on the conditions specified in the sector rules:

a)	any disposal, assignment, concession, transfer, giving in guarantee or delinking of Assets linked to the Public Service for which the Concession is Granted; or

b)	transfer of the Concession, or of Stockholding Control.

XIV – To commit to reduction of electricity losses, in accordance with regulations of Aneel, also agreeing to be subject to sanctions for non-compliance with them.

Subclause One –It is a competency of DISTRIBUTOR to raise, invest and manage the financial resources necessary for adequate Provision of the Public Electricity Distribution Service regulated by this Contract.

Subclause Two –DISTRIBUTOR is obliged to apply, as established in the rules from time to time in force, part of its Net Operational Revenue in research and development of the Electricity Sector and in Programs of Electricity Efficiency in Final Use.

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 5

Subclause Three –In contracting of services and acquisition of material and equipment linked to the Service that is the Subject of this Contract DISTRIBUTOR shall consider offers from Brazilian suppliers operating in the respective market segment and, in the cases where there is equivalence between the offers in terms of price, period of delivery and compliance with technical specifications, undertakes to ensure that preference is given to companies constituted under the Brazilian laws and with Head office and Management in Brazil.

Subclause Four –In the execution of the Service for which concession is given, DISTRIBUTOR shall be liable for all the losses caused to the GRANTOR, to users of its services or to third parties, and inspection exercised by the Competent Body shall not exclude or diminish this liability.

CLAUSE FOUR – PREROGATIVES OF THE DISTRIBUTOR

As well as the other rights arising from the rules of law and regulations from time to time in force and other provisions of this Contract, the following are prerogatives of DISTRIBUTOR, inherent to the concession:

I – To use, for an indeterminate period, the land sites in the public domain, and to establish upon them highways, roads or paths of access and any easements that may become necessary for commercial operation of the service, subject to the sector rules.

II – To carry out compulsory purchase and institute administrative easements over assets that are declared to be of public utility, necessary to the execution of services or works related to the Service, making the payment of the corresponding indemnities from its own funds, when applicable, and also the cost of their adequate maintenance.

III – To build highways/roads and put in place Telecommunications Systems, without prejudice to third parties, for exclusive use in the Commercial Operation of the Service, subject to the rules of the sector.

IV – To establish Electricity Lines and Networks, and also other Equipment and Facilities Linked to the Public Electricity Distribution Service, for provision of service to users in its Concession Area.

Subclause One –The prerogatives arising from the provision of the service that is the subject of this Contract do not confer upon DISTRIBUTOR immunity or exemption from tax, with the exception of the situations expressly indicated in Law.

Subclause Two –The prerogatives that are, by reason of this Contract, conferred upon DISTRIBUTOR shall not affect the rights of third parties and of the users of the Public Electricity Distribution Service, which are expressly guaranteed.

Subclause Three –DISTRIBUTOR may contract with third parties to carry out activities inherent to or accessory to the Service for which Concession is granted, and also implementation of associated projects, subject to the conditions that:

I – such contracts shall be governed by private law, except, where applicable, the provisions of law relating to contracting by the Public Administration;

II – such contracts do not establish any legal relationship between the third parties contracted by DISTRIBUTOR and the GRANTOR or ANEEL; and

III – execution of the activities contracted with third parties does not exclude and, therefore, presupposes compliance with the rules that govern the Provision of the Service for which the Concession is Granted.

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Subclause Four –Due to the provisions of Article 1 of Decree 4932 of December 23, 2003, based on subclause ‘e’ of Article 151 of Decree 24643 of July 10, 1934, and on Article 28 of Law 9427 of December 26, 1996, and on Sub-item XXXIV, Article 40, Appendix I of Decree 2335 of October 6, 1997, DISTRIBUTOR is authorized to carry out geographical and topographical studies such as are necessary to preparation of the Plan of the Distribution Facilities.

Subclause Five –The authorization referred to in the previous Subclause confers upon DISTRIBUTOR, based on Law 6712 of November 5, 1979, competency and right to carry out field studies and surveys on the private property situated on the Routes of the Distribution Lines.

Subclause Six –The authorization referred to in the two previous Subclauses does not exempt DISTRIBUTOR from repairing, immediately, any damages caused to the properties located on the Route of the Distribution Lines as a result of the surveys authorized.

CLAUSE FIVE – EXPANSION AND AMPLIFICATION OF THE ELECTRICITY SYSTEMS

DISTRIBUTOR undertakes to provide for compliance with the demands of the Service Conceded, including construction of new Facilities, amplification and modification of existing facilities, and to guarantee that the requirements of its present and future electricity market are met.

Subclause One –For new facilities, the amplifications and modifications of the existing Facilities, including those of Transmission that are within the responsibility of Distribution, must comply with the specific legal procedures, and the rules, of the GRANTOR and of Aneel and shall be incorporated into the Concession, and shall be regulated by the provisions of this Contract and by the rules of law and regulations governing Provision of Public Electricity Distribution Service.

Subclause Two –It is a competency of DISTRIBUTOR to plan the expansion and amplification of the Distribution System, obeying the criterion of Lowest Global Cost for the Electricity System and taking into account the possibilities of integration with other Distribution and Transmission Systems.

Subclause Three –It is a competency of DISTRIBUTOR to effect, in accordance with the Planning of the Electricity Sector, Supplies of Electricity to other Distributors and to such Interconnections as are necessary.

Subclause Four –It is a competency of DISTRIBUTOR to support and take part in the Planning of the Electricity Sector and the preparation of the Plans and Studies for Expansion of the National Electricity System, implementing the works that are under its responsibility and, within its Concession Area, causing the technical and administrative determinations arising from it to be complied with.

CLAUSE SIX – TARIFFS APPLICABLE IN THE PROVISION OF THE SERVICE

For the Provision of Public Electricity Distribution Service that is conceded to it by this Contract, DISTRIBUTOR shall charge the tariffs that are homologated by Aneel.

Subclause One –DISTRIBUTOR recognizes that the tariffs in effect on the date of signature of this Amendment, jointly with the rules of Tariff Repositioning, are sufficient for appropriate Provision of the Service and to maintenance of the Economic and Financial Equilibrium of this Contract.

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 8

Subclause Two –Tariff Repositioning consists of itemization of the ‘Required Revenue’ in tariffs to be charged to users, and comprises the following mechanisms specified in this Clause: Tariff Adjustment, Ordinary Tariff Review and Extraordinary Tariff Review.

Subclause Three –For the purposes of Tariff Repositioning, the Required Revenue shall not include the taxes applicable to the following charges: PIS/PASEP (Social Integration Program/Government Employees’ Patrimony Fund); COFINS (Social Security Financing Contribution); and ICMS (Tax on Circulation of Merchandise), and shall be made up of two Portions:

Portion A: Portion of the Revenue Corresponding to the Following Items: i. Sector Charges; ii. Electricity Purchased; iii. Costs of Connection and of Use of the Facilities of Transmission and/or Distribution of Electricity; and iv. Non-recoverable revenue; and

Portion B: Portion of the Revenue Associated with Efficient Operational and Capital Costs of the Electricity Distribution segment, including expenses of depreciation;

Where:

Portion A – Sector Charges: Portion of the Revenue of the DISTRIBUTOR allocated to compliance with the obligations associated with the Electricity Services Inspection Charge (TFSEE); the Royalties for Use of Water Resources (CFURH) for the purposes of generation of electricity, when applicable; the System Services Charge (ESS); the Energy Development Account (CDE); Research and Development (R&D); the Energy Efficiency Program (PEE); the Reserve Energy Charge (EER) and any such other Public Policies for the Electricity Sector as are defined in future legislation;

Portion A – Electricity Purchased: Portion of the Revenue of DISTRIBUTOR associated with Purchase of Electricity, including electricity sourced from its Own Generation Projects, to serve its consumers and other Holders of Concessions and Permissions for Distribution, taking into account the Regulatory Level of Losses of Electricity in the Distribution and Transmission systems, subject to the provisions of Subclause Seven of this Clause;

Portion A – Costs of Connection and Use of the Facilities of Transmission and/or Distribution of Electricity: Portion of the Revenue of DISTRIBUTOR associated with Efficient Contracting of Amounts for Use of the Transmission and Distribution Systems and Connection Points or contracting with third parties for payment of whom DISTRIBUTOR is responsible; and

Portion A – Non-recoverable Revenues: Portion of the Revenue of DISTRIBUTOR associated with the Residual Part, of which recovery is improbable, of default by users of its Network, calculated by multiplying gross revenue by the Regulatory Percentages of Non-recoverable Revenue, subject to the provisions of Subclause Eight of this Clause.

Subclause Four –The Tariff Adjustment shall take place, ordinarily, annually, starting on May 28, 2016, except in such years as there is an Ordinary Tariff Review, as per a calendar defined in Subclause Thirteen of this Clause.

Subclause Five –In the First Tariff Repositioning subsequent to the signature of the Contract, the rules of Tariff Adjustment and Tariff Review specified in the Prior Concession Contract of the DISTRIBUTOR shall be applied.

Subclause Six –In the Annual Tariff Adjustments the Required Revenue shall be calculated by the following equation:

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 8

RR = VPA + VPB

Where:

RR = Required Revenue;

VPA = Value of Portion A considering the conditions in effect on the date of the adjustment being processed and the Reference Market, and this may take into account adjustments and forecasts, as per regulations of Aneel and sector legislation;

VPB = Value resulting from application of the Tariff corresponding to the Items that comprise Portion B, in effect on the Previous Reference Date, to the Reference Market, updated by the difference between the Inflation Variation Index (IVI) and the X Factor;

IVI = An Index Number obtained by the division of the IPCA Index published by the IBGE (or such Index as succeeds it), for the month prior to the adjustment date being processed, by the Index used in the last Tariff repositioning;

X Factor = Value set by Aneel in accordance with Subclause Fifteen of this Clause;

Prior Reference Date = Date of the last Tariff Repositioning;

Reference Market: This comprises the Amounts of Electricity and Power Demand Invoiced in the Reference Period; and

Reference Period = Twelve months prior to the month of the Annual Tariff Adjustment or Periodic Tariff Review being processed, when appropriate.

Subclause Seven –The form of calculation of the Regulatory Levels or the Regulatory Levels of Losses of Electricity of the Distribution System shall be established in the Ordinary Tariff Reviews based on analysis of efficiency, which shall take into consideration, when applicable, the performance of comparable Electricity Distribution Concessions and the characteristics of the Concession Area of the DISTRIBUTOR. The Regulatory Levels of Losses of Electricity in the National Grid shall be set at the time of each Tariff Repositioning based on the Levels observed in the last 12 months with information available.

§1 –Regulations of Aneel shall define the Regulatory Treatment of the Electricity Losses of the Other Transmission Facilities (DIT).

Subclause Eight –The Regulatory Levels of Non-recoverable Revenues shall be defined in the Ordinary Tariff Review based on analysis of efficiency, which shall take into consideration the performance of the comparable Electricity Distribution Concession Holders and the characteristics of DISTRIBUTOR’s Concession Area.

Subclause Nine –The Required Revenue referred to in Subclause Six of this Clause and in Subclause Eleven of this Clause shall not take into account any tariff discounts and other Sources of Revenue, such as funds from the Energy Development Account (CDE), Other Revenues and Revenues from Excess Demand and Excess Reactive Supply, where:

I – Excess of Demand: Measured Amounts of Demand for Active Power or Use of the Distribution System which exceed the Contracted Amounts, as per regulations of Aneel.

II – Excess of Reactive Supply: Amounts of Reactive Electrical Energy and Demand for Reactive Power which exceed the Permitted Limit, as per regulations of Aneel.

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III – Other Revenues: Portion of the Revenues earned by DISTRIBUTOR in the Exercise of Other Entrepreneurial Activities referred to in Subclause Five of Clause 1, subject to the provisions of Subclause Eighteen of this Clause.

Subclause Ten –In the Process of Calculation of the Tariffs mentioned in Subclause 21 of this Clause Aneel shall subtract from Portion B the Total Revenues Invoiced in the Reference Period from Excess of Demand and Excess of Reactive Power, and also the Amounts of Other Revenues Invoiced in the Reference Period, as per Subclause Eighteen of this Clause.

Subclause Eleven –In the Processes of Ordinary Tariff Reviews, the Required Revenue shall be calculated as the sum of the Value of Portion A and Portion B.

Subclause Twelve –In the Ordinary Tariff Review Processes the value of Portion B shall be calculated taking into account stimuli to efficiency, improvement of quality, reasonableness of tariffs and predictability of the rules, according to regulations of Aneel, which shall obey the following:

I – The Operational Costs shall be calculated based on analysis of efficiency, which shall take into consideration the Performance of comparable Electricity Distribution Concession Holders and the characteristic of all of DISTRIBUTOR’s Concession Area.

II – The Capital Costs shall be calculated as the sum of two Portions, Remuneration of Capital and Regulatory Reintegration Quota.

III – The Remuneration of Capital shall be calculated based on the Regulatory Asset Base for Remuneration, not yet Depreciated/Amortized, and the Appropriate Rate of Return.

IV – The Regulatory Reintegration Quota shall be calculated based on the Regulatory Asset Base for Remuneration and the Regulatory Depreciation Rate.

V – The Appropriate Rate of Return shall be calculated based on a Methodology which shall consider the Risks of the Exercise of the Electricity Distribution Activity, weighting the Costs of Own Capital and of Third Party Capital, as per the Regulatory Capital Structure.

VI – The Regulatory Asset Base for Remuneration corresponds to the Efficient Investments Made by the DISTRIBUTOR for provision of Electricity Distribution Service.

VII – The Methodology of Valuation of the Regulatory Remuneration Asset Base must contain, when applicable, mechanisms to stimulate efficient investments, such as analysis of efficiency, which shall take into consideration the Performance of comparable Electricity Distribution Concessions and the characteristics of DISTRIBUTOR’s Concession Area.

VIII – The portions of Remuneration of Capital, Regulatory Reintegration Quota and Operational Costs may be calculated in the form of an Annual Amount, named Regulatory Annual Amount, subject to the provisions in Sub-items I and VII of this Subclause.

Subclause Thirteen –The Ordinary Tariff Reviews shall obey the following timetable: The First Review shall take place on May 28, 2018 and the subsequent ones shall take place every five years as from that date.

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Subclause Fourteen –In the Ordinary Tariff Review the provisions of Subclause Six of this Clause shall apply for definition of the Value of Portion A.

Subclause Fifteen –In the Processes of Ordinary Tariff Review the Values or the Form of calculation of the X Factor shall be set with the objective of passing through to users such gains in productivity as are found to have occurred in the Electricity Distribution Service and results arising from incentive mechanisms, which may include stimuli to improvement in the quality of the Service and energy efficiency, as per regulations of Aneel.

Subclause Sixteen –At the request of DISTRIBUTOR, Aneel may, taking into account the efficient level of costs, carry out an Extraordinary Tariff Review, for the purpose of re-establishing the Economic-Financial Equilibrium of this Contract, without prejudice to the Ordinary Tariff Repositionings, if it is proven that there are significant alterations in the Costs of the DISTRIBUTOR, which do not arise from action or omission of DISTRIBUTOR.

Subclause Seventeen –In the event that there is unilateral alteration of the Concession Contract that affects its Economic-Financial Equilibrium, duly proven by DISTRIBUTOR, Aneel shall adopt the measures necessary for re-establishment of that Equilibrium, effective from the date of the alteration.

Subclause Eighteen –The Revenues Earned by DISTRIBUTOR in the exercise of other entrepreneurial activities, referred to in Subclause Five of Clause One, known as Other Revenues, shall be reverted in part to minimization of tariffs in the Tariff Repositionings, as per regulation of Aneel.

Subclause Nineteen –In the Tariff Adjustments and Ordinary Tariff Reviews Aneel shall guarantee neutrality for the items of Portion A, to be considered in the Adjustments of the Revenues of DISTRIBUTOR referred to in Subclause Six of this Clause, taking into account the monthly differences found between the amounts invoiced of each item in the Reference Period and the related amounts considered in the prior Tariff Repositioning, duly remunerated based on the same Index used in the calculation of the Balance on the Account for Compensation of Variation in Portion A Items (the ‘CVA Account’), subject to the following:

I – In the calculation of the neutrality of the Costs of Connection and of Use of the Electricity Transmission and/or Distribution Facilities: Efficient contracts of Amounts for use of the Transmission and Distribution Systems and Connection Points or contracts made with third parties for which DISTRIBUTOR has the responsibility of payment.

II – In the calculation of the neutrality of the Costs of Electricity Purchased: The efficient levels of losses, subject to the provision in Subclause Seventeen of this Clause and in Subclause Twenty of this Clause; and

III – In the calculation of the neutrality of Non-recoverable Revenues: The Regulatory percentages of Non-recoverable Revenues, as per Subclause Eight of this Clause.

Subclause Twenty –DISTRIBUTOR undertakes to obtain the electricity required by its consumers at the lowest cost between the alternatives available, subjecting itself to limits for pass-through of Costs of Electricity Purchased stated in the Tariff Repositionings, as per regulations of Aneel and sector legislation.

Subclause Twenty One –The Required Revenue shall be broken down into Tariffs to be charged to users, using a Tariff Structure Methodology decided by Aneel, which shall take into account any Tariff Discounts determined in the sector legislation.

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 11

Subclause Twenty Two –DISTRIBUTOR is prohibited from charging users, for whatever reason, amounts of Tariffs higher than those homologated by Aneel.

Subclause Twenty Three –DISTRIBUTOR may grant discounts on the tariffs homologated by Aneel, provided that the Reductions of Revenue do not result in subsequent claims for Recovery of Economic-Financial Equilibrium, and subject to the conditions contained in Subclause Five of Clause Two.

Subclause Twenty Four –For Concession Holders whose markets are smaller than 500 GWh/year, compliance with the criteria for operational and economic rationality shall take into account the technical, economic and operational parameters and the structure of the markets served by Concession Holders of the same size and condition and the other provisions of the legislation and regulations from time to time in effect, also complying with the following:

I – The discount on the Tariff for Use of the Distribution System existing on the date of the Extension of the Concession, granted by wholesale suppliers to those receiving their supply, shall be reduced in the proportion of 20% per year as from the first Annual Tariff Adjustment or Ordinary Tariff Review after the Extension of the Session and shall be null as from the fifth Tariff Repositioning Process; and

II – after five years have elapsed from the date of signature of this Contract, any changes in the Tariffs arising from application of the technical, economic and operational parameters above shall take place progressively in the Processes of Ordinary Tariff Review.

Subclause Twenty Five –With the exception of taxes on profit, the creation, alteration or extinction of any taxes or legal charges, when their impact is proven, shall result in a Review of the Tariff upward or downward, as the case may be.

CLAUSE SEVEN – ECONOMIC AND FINANCIAL SUSTAINABILITY

DISTRIBUTOR undertakes to preserve, throughout the whole of the concession, the following conditions: Economic and Financial Sustainability in the Management of its Costs and Expenses; solvency in relation to debt; investments in replacement, improvement and expansion; and responsibility in the payment of taxes and the distribution of corporate action payments to stockholders.

Subclause One –Non-compliance by DISTRIBUTOR with the minimum parameters of Economic and Financial Sustainability defined in this Contractual Amendment will, without prejudice to other actions of inspection/oversight, result in the following:

I – Limitation of distribution of dividends or payment of Interest on Equity to the amount, in isolation or jointly, of twenty five per cent of the net profit, with the deduction or addition of the amounts destined for the Legal Reserve (Article 193 of Law 6404 of 1976) and to the Reserve for Contingencies (Article 195 of Law 6404 of 1976), or reversal of that Reserve formed in previous business years, until the regulatory parameters are restored and observable from the regulatory accounting statements of the subsequent business year, delivered to Aneel.

II – Acceptance of a restrictive regime of Contracts with related parties; and

III – Requirement for Injections of capital from the CONTROLLING STOCKHOLDER(S), in an amount sufficient to comply with the condition of minimum sustainability, as detailed in Clause Thirteen.

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§1 –The ceiling limit of twenty five per cent referred to in Sub-item I of this Subclause shall be changed if subsequent legislation alters the percentage of the obligatory dividend established in §2 of Article 202 of Law 6404 of 1976, as amended by Law 10303 of 2001.

Subclause Two –DISTRIBUTOR shall maintain in its Acts of Constitution, throughout the whole of the Concession, the provision specified by Sub-item I of Subclause One and by Subclause Eight of Clause Two.

§1 –The altered Act of Constitution must be sent to Aneel within one hundred and eighty days of signature of this Amendment.

Subclause Three –DISTRIBUTOR undertakes not to make any reduction in its Share Capital without the prior consent of Aneel.

Subclause Four –DISTRIBUTOR undertakes to meet all obligations of a fiscal, employment-law and social-security nature, pay the charges arising from regulatory rules established by GRANTOR and by Aneel, and comply with any other obligations related to or arising from the Commercial Operation of Public Electricity Distribution Service, especially in relation to the payment of the amounts relating to Inspection of Public Distribution Service, as specified in Sector Rules.

Subclause Five –DISTRIBUTOR may offer the rights emerging from the Concession that is granted to it, including future operational credits, in guarantee of loans, financings or any other transaction linked to the Object of the Concession, provided that it does not compromise the operationalization and continuity of the provision of Public Electricity Distribution Service, in the circumstances and on the conditions and according to the procedures established in regulations by Aneel.

§1 –Any authorization by Aneel shall not establish any right or legal relationship between the Financing Agents and Aneel, or between those agents and the GRANTOR, even if there is found to be non-compliance with the Financial Commitments contracted by DISTRIBUTOR.

CLAUSE EIGHT – CORPORATE GOVERNANCE AND TRANSPARENCY

DISTRIBUTOR undertakes to employ its best efforts to maintain its Levels of Governance and Transparency aligned with the best practices and in harmony with its condition as a Provider of an Essential Public Service.

Subclause One –DISTRIBUTOR undertakes to obey the regulations of Aneel on Governance and Transparency which may comprise, among other factors, minimum parameters and regulatory duties related to the Board of Directors, the Executive Board, the Audit Board, Auditing and Compliance.

Subclause Two –In the preparation of the regulations, Aneel shall obey the following: (i) state of the art in Brazilian and International Governance, private and public, guiding itself by the highest Levels of Governance of the Capital Markets and demanded by Regulatory Bodies as well as Studies of Academic Institutions or related to development; (ii) the level of development and the specificities of the Brazilian Electricity Sector, including the segregation of activities and the need for ‘bulletproofing’ and individualization of the Distributors; (iii) the scale of Concession Holders; and (iv) the lapse of time for adaptation to the regulatory obligations – among other pertinent aspects, while at all times obeying the Brazilian Corporate Law.

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Subclause Three –DISTRIBUTOR shall maintain deposited with Aneel, as from the date of signature of the Contract, a Statement by all of its Managers and members of its Audit Board stating that they understand their role and responsibilities arising from the Management of an Essential Public Service, accepting responsibility for the quality and timeliness of the information supplied in the ambit of their competencies and for the Giving of Accounts to the Public Authorities, updating the Statements within thirty days as from signature of any Term of Taking Office.

Subclause Four –DISTRIBUTOR shall submit the following to prior consent of Aneel, in the cases, and on the conditions, and according to procedure, established in regulations by Aneel:

I – Any Legal Acts or Transactions entered into with:

a) its controlling stockholders, direct or indirect;

b) its subsidiary or affiliated companies or other subsidiaries or affiliated companies with a common controlling stockholder;

c) Legal Entities that have Managers in common with the DISTRIBUTOR; and

d) Managers of any of the above.

II – Any alteration of its Acts of Constitution, except for adaptation to Subclause Two of Clause Seven; and

III – Any transfer of its Stockholding Control.

Subclause Five –DISTRIBUTOR undertakes:

I – to publish its Financial Statements within the periods and on the terms specified in the rules from time to time in force;

II – to maintain separate Accounting Records of the revenues earned from the entrepreneurial activities referred to in Subclause Five of Clause One; and

III – to comply with the rules that govern Regulatory Accounting.

§1 –DISTRIBUTOR shall if necessary alter its Acts of Constitution, and maintain inscribed therein during the whole of the Concession, the obligations specified in Clause Eight.

CLAUSE NINE – OVERSIGHT OF THE SERVICE

The National Electricity Agency (Aneel) shall accompany, inspect and regulate the Commercial Operation of Public Electricity Distribution Service that is the Object of this Contract.

Subclause One –The Inspection shall comprise Monitoring and Control of the actions of DISTRIBUTOR in administrative, technical, operational, commercial, economic, financial and accounting matters, and Aneel may establish guidelines of procedure or may stop Actions that it considers to be incompatible with the Appropriate Provision of the Service Conceded or that might compromise the Economic and Financial Equilibrium of the Concession.

Subclause Two –The government employees of Aneel, or persons acting as their attorneys-in-fact, designated for the purpose, shall have free and unrestricted access, at any time, to all and any documentation, computer system, works, facility or equipment linked to the Public Electricity Distribution Service, including its Accounting Records, and may requisition, from any sector or person of DISTRIBUTOR, data or information that enables it to evidence compliance with the Clauses and Subclauses of this Contract, and of the legislation from time to time in force, and DISTRIBUTOR is prohibited from restricting the provisions of this Subclause, under any allegation whatsoever.

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Subclause Three –DISTRIBUTOR must make available to Aneel, whenever requested, remote access to all the Systems used for the provision of the Services, for such period as is necessary and within the deadlines requested.

Subclause Four –Economic-Financial Oversight shall comprise analysis and monitoring of DISTRIBUTOR’s Financial Transactions, Accounting Records, trial balances, reports and Financial Statements, Annual giving of Accounts and any other Documents judged to be necessary for a perfect evaluation of the Management of the Concession.

Subclause Five –Aneel may order DISTRIBUTOR to Rescind any Contract that it has entered into, in the event that it finds that damage may result to the Public Electricity Distribution Service conceded, or differentiated Tariff Treatment of users within the same voltage level of supply and in the same Consumer Category, except in the cases specified in the legislation.

Subclause Six –Inspection by Aneel does not exempt DISTRIBUTOR from its Responsibilities in relation to: appropriateness of its Works and Facilities, compliance with the Rules of Service established by the legislation from time to time in force, correctness and legality of the Accounting Records, or Financial, Technical, Commercial or Corporate Obligations, and the Quality of the Services Provided.

Subclause Seven –Non-compliance by the DISTRIBUTOR with Requests or Orders of the Inspection shall result in the application of Penalties specified in the regulatory rules or in the provisions of this Contract.

CLAUSE TEN – PENALTIES

For non-compliance with the rules of law, regulations or provisions specified in contract relating to the Electricity Service and Facilities, DISTRIBUTOR shall be subject to penalties in accordance with legislation and regulations from time to time in force, without prejudice to the provisions of Article 17, Sub-item III, of Appendix I of Decree 2335 of 1997 and Clauses Eleven and Twelve of this Contract.

Subclause One –DISTRIBUTOR shall be subject to a Penalty Payment, applied by Aneel in accordance with a Specific Resolution, in the maximum amount, per infringement, of two per cent of the Amount of Invoicing of the Concession Holder over the last twelve months prior to issuance of the Infringement Notice, in the terms of Article 3, Sub-item X of Law 9427 of 1995.

§1 –The Amount of Billing referred to in this Subclause shall be that which is in the standardized Monthly Trial Balance (BMP) available on a date prior to the issuance of the Infringement Notice, in the terms of the Regulation of the Sector.

Subclause Two –The Penalty shall be applied by means of Administrative Proceeding, and DISTRIBUTOR shall enjoy its full rights to adversarial proceedings and full defense.

Subclause Three –Aneel shall carry out Court Collection, by Execution, in accordance with the legislation from time to time in force, of any Penalty Payment applied for non-compliance with a provision of Law, regulations or Contract the value of which has not been paid by DISTRIBUTOR within the Period set by the Inspectors.

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CLAUSE ELEVEN – INTERVENTION IN THE CONCESSION

Without prejudice to the applicable penalties and the resulting Liabilities, Aneel may Intervene in the Concession, under the terms of Law 8987 of 1995 and Law 12767 of 2012, at any time, to ensure Appropriate Provision of the Service or Compliance, by DISTRIBUTOR, with the Rules of Law and/or Regulations, or Contract.

Subclause One –The Intervention shall be ordered by an Act of Aneel, which shall designate the Intervenor, the Period, the Objectives and the Limits of the Intervention, and an Administrative Proceeding must be opened within 30 days after the publication of the Act, to establish the causes determining the measure and the responsibilities arising, the DISTRIBUTOR being assured the right of reply and full defense.

CLAUSE TWELVE – EXTINCTION OF CONCESSION AND REVERSION OF LINKED ASSETS AND FACILITIES

The Concession for Commercial Operation of Public Electricity Distribution Service regulated by this Contract shall be considered Extinguished, subject to the rules of the sector, in the following events:

I – Occurrence of the Term of the Contract;

II – Taking over of the Service by an Authority;

III – Discontinuation (‘caducidade’) of the Concession;

IV – Rescission;

V – Annulment arising from failing or irregularity found in the Procedure or in the Act of its Grant; and

VI – Bankruptcy or extinction of DISTRIBUTOR.

Subclause One –Completion of the Term of the Contract results, by full force of law, in Extinction of the Concession, and GRANTOR, may, when it is indispensable to the preservation of continuity of the Provision of Public Service, temporarily extend this Contract until the assumption of a new Grant.

Subclause Two –In the event of the Concession being extinguished, the Assets and Facilities Linked to the Service shall revert to the GRANTOR by full right of law; and surveys and valuations shall be carried out, and the Amount of Indemnity payable to DISTRIBUTOR shall be determined, obeying the following procedures:

a)	Realization of Inventory of the Reversible Assets;

b)	Valuation of these Assets at New Replacement Value (FNR);

c)	Consideration of Accumulated Depreciation on the basis of the Dates of Incorporation of the Asset into the Electricity System, thus obtaining the Net Value; and

d)	Deduction of the Special Obligations (OEs) from the Calculation of the Value to be Indemnified.

Subclause Three –As well as the Amounts Indemnified relating to the Assets of the Reversible Assets not yet Amortized, there shall also be considered, for the purposes of Indemnity, the Remaining Balances (Positive or Negative) of any Shortfall in Payment or Reimbursement by the Tariff resulting from the Extinction, for any reason, of the Concession, in relation to the Financial Amounts to be calculated based on the Regulations pre-established by the Regulator, including those constituted after the last Tariff Alteration.

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 16

Subclause Four –Assets considered to be Reversible Assets are those Linked to the Service Conceded, that are indispensable for the continuity of the provision of Public Electricity Distribution Service.

Subclause Five –To serve the Public Interest GRANTOR may, through a specific Authorizing Law, Repossess the Service, after Prior Payment of the Indemnity of the Portions of such Investments Linked to Reversible Assets as have been made by DISTRIBUTOR to ensure Provision of Appropriate Public Service and have not yet been Amortized or Depreciated.

Subclause Six –In the event of reversion of the Assets Linked to the Service as a result of the Extinction of the Concession, the said assets must be in Proper Condition of Operation with the Basic Technical Characteristics and Requirements, maintained in accordance with the Revisions of Regulations of Aneel, in such a way as to ensure continuity of the Public Distribution Service.

Subclause Seven –If there are found to exist any of the cases of Default specified in the Rules that are in force and in this Amendment, Aneel shall open an Administrative Proceeding for ascertainment of Infringements and Failings, the DISTRIBUTOR being ensured right of adversary proceedings and full defense, and may recommend to the GRANTOR Declaration of Discontinuation (caducidade) of the Concession, and GRANTOR may take the following Measures, as well as those specified in Law 8987 of 1995 and 12783 of 2013:

I – Start the Process of Competitive Tender for the Concession;

II – Enter into the Concession Contract with the new Concession Holder concomitantly with the Statement of Discontinuation (caducidade) of the Concession; and

III – Specify a Phase of Transition for Assumption of the Service by the New Concession Holder.

§1 –For the purposes of preservation of the continuity of the Provision of Public Service, Aneel may Intervene in the DISTRIBUTOR until the Process of Competitive Tender is concluded.

§2 –For the purposes of preservation of continuity of the Provision of Public Service, the GRANTOR shall establish, at 36 months from the Term of this Contract, the Guidelines/directives for Competitive Tender of the Public Service Subject of this Contract, and for the Transition Phase the DISTRIBUTOR undertakes to maintain Appropriate Provision of the Service, and in particular:

a) to maintain the quality of the Provision of the Service and the condition of Economic-Financial Sustainability;

b) to give ample access to the Administrative, Commercial and Operational Information; and

c) to submit to the Specific Regulation of Aneel for the Period of Contractual Termination.

Subclause Eight –The Concession Holder may present a Plan for Transfer of Stockholding Control prior to opening by Aneel of an Administrative Proceeding in consequence of Non-compliance with the Conditions of Extension referred to in Clause Eighteen, subject to the following:

I – The Plan for Transfer of Stockholding Control must demonstrate the Viability of the Change of Control and the Benefit of this Measure for Appropriateness of the Service Provided;

II – The Transfer of Stockholding Control must be completed before opening of the Proceeding for Extinction of the Concession; and

III – If it is found that the Plan for Transfer of Stockholding Control is not Complied with by the Concession Holder or is not Approved by Aneel, a Proceeding for Extinction of the Concession shall be opened and Aneel shall instruct the Proceeding and submit it to the Mining and Energy Ministry, with its statement of opinion.

Fifth Amendment to Concession Contract 02, 03, 04 and 05/1997–DNAEE – Page 17

Subclause Nine –For the purposes of the Indemnities referred to in Subclauses Two, Three, Four and Six of this Clause, the value of Indemnity of the Reversible Assets shall be that which results from an Inventory carried out by Aneel or by an attorney-in-fact specifically designated, and its Payment shall be made in accordance with the provisions of the Sector Rules, after the Administrative Proceeding has been finalized and all the Periods and Instances of Appeal have run out.

Subclause Ten –The Administrative Proceeding referred to by Subclause Seven of this Clause shall not be opened until DISTRIBUTOR has been given full advice of the Infringements that have occurred, and a Deadline Period has been established that is compatible with Compliance with any Corrections that are ordered if applicable, in the terms of the Aneel Inspection Process.

Subclause Eleven –The Declaration of Discontinuation (caducidade) shall not result, for GRANTOR, in any liability in relation to cost, charges or commitments to third parties that have been contracted by DISTRIBUTOR, or in relation to its employees.

Subclause Twelve –Alternatively to the Declaration of Discontinuation, GRANTOR may restrict the Concession Area, create a Sub-concession, or Expropriate the Shares that comprise the Stockholding Control of the DISTRIBUTOR, upon Indemnity. In the case of Expropriation, the Indemnity Payable, in accordance with the Law, shall be made with the Proceeds of Disposal, in a Public Auction, of the Shares Expropriated.

Subclause Thirteen –By a Court Action brought especially for this purpose, DISTRIBUTOR may proceed to Rescission of this Contract in the event of Non-compliance by GRANTOR with the Rules herein established. In this event, DISTRIBUTOR may not interrupt the Provision of the Service for such time as final Decision by the Courts Decreeing Extinction of this Contract has been given in a judgment against which there is no further appeal.

Subclause Fourteen –For the period as from the sixth calendar year subsequent to the signature of this Contract, Default by the Concession Holder arising from Non-compliance with the Criteria of Efficiency in relation to Continuity of Supply or Economic-Financial Management shall result in the opening of a Procedure for discontinuation (caducidade), subject to the provisions of this Contract, particularly the right to adversarial defense and right of reply, subject to the following:

I–	Non-compliance with the Minimum Parameters of Economic-Financial Sustainability for two consecutive years, as per Regulations of Aneel, shall characterize Default in relation to Economic-Financial Management; and

II–	Non-compliance with Global Annual Limits for Collective Continuity Indicators for three consecutive years shall characterize, as per Regulations of Aneel, default in relation to Continuity of Supply.

§1 –Aneel shall establish the Minimum Parameters referred to in Sub-item I of this Subclause prior to the start of Periods, preferably of Five Years; and the Setting of the New Parameters shall comply with, among other factors, the need for: Positive Ebitda; Capacity for Realization of Minimum Investments; and Management of the Debt.

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§2 –Aneel shall establish the Limits referred to in Sub-item II of this Subclause prior to the start of the Periods, to be Preferentially of Five years.

CLAUSE THIRTEEN – COMMITMENTS OF THE CONTROLLING STOCKHOLDER(S)

THE CONTROLLING STOCKHOLDER(S) undertake not to transfer, assign or in any way dispose of the Shares that are part of the Controlling Group, whether directly or indirectly, or for consideration or free of charge, without the prior consent of Aneel.

Subclause One –The CONTROLLING STOCKHOLDERS hereby state that they unreservedly accept and submit to the terms of this Contract, and undertake to maintain in the by-laws of DISTRIBUTOR a provision that they shall not transfer, assign or in any way dispose of the Shares that are part of the Controlling Group, whether directly or indirectly, or for consideration or free of charge, without the prior consent of Aneel.

Subclause Two –Any full or partial transfer of Shares or Share Units such as results in a New Controlling Stockholder shall be recognized by Aneel only when the new CONTROLLING STOCKHOLDER(S) signs a Term of Consent and Submission to the Conditions of this Contract and to the legal and regulatory rules of the Concession.

Subclause Three –The CONTROLLING STOCKHOLDER(S) sign this Amendment as Consenting Parties and Guarantor(s) of the Obligations and Charges herein established.

Subclause Four –The CONTROLLING STOCKHOLDER(S) irrevocably and jointly undertake to inject annually into the Concession Holder, within one hundred and eighty calendar days from the end of each Business Year, in the form of Paying-up of the Share Capital in Cash or Cash Equivalents or by Conversion of Loans into Share Capital, the totality of any such Insufficiency as may occur for meeting the Minimum Parameter of Economic and Financial Sustainability specified in Clause Seven, and the realization of such injection shall result in Default not being characterized in relation to the said Metric.

Subclause Five –The CONTROLLING STOCKHOLDER(S) undertake(s) to obey the Regulations of Aneel for Controlling Stockholders of Public Service Concession Holders, comprising but not limited to the Directives on Disclosure of Information, on Risk Management and on Support to Long Term Decisions; and, in relation to Disclosure of Information, the Regulations and Rules of Disclosure of the Capital Markets applicable to the DISTRIBUTOR or to its CONTROLLING STOCKHOLDERS as the case may be, in Brazil and outside Brazil, in the cases of Companies with securities traded in Capital Markets outside Brazil, shall be obeyed.

CLAUSE FOURTEEN – AMICABLE SOLUTION OF DISAGREEMENTS; JURISDICTION OF THE CONTRACT

Subject to preservation of the Public Interest, in the event of disagreement on interpretation or execution of provisions of this Contract, DISTRIBUTOR may ask the Organizational Areas of Aneel that deal with the subject to arrange Hearings for the purpose of reaching a harmonized understanding, in accordance with an amicable procedure.

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§1 –To resolve doubts or disputes that are not settled amicably in the form indicated in the head paragraph of this Clause, the jurisdiction of the Federal Courts of the Judicial Section of the Federal District is hereby chosen, and the Parties expressly waive any others, however privileged.

CLAUSE FIFTEEN – DELEGATION OF COMPETENCE

In view of the provisions of Article 36 of Law 9074 of 1995 and Article 20 of Law 9427 of 1996, Aneel may delegate to the State of Minas Gerais the competency for carrying out of the complementary activities of Inspection and Mediation of Public Electricity Services provided by DISTRIBUTOR.

§1 –The Delegation of Competency specified in this Clause shall be effected on the Terms and Conditions to be defined in a Cooperation Working Agreement.

CLAUSE SIXTEEN – OTHER PROVISIONS

The signature of this Amendment rescinds, for all purposes, the Clauses and Sub-clauses of Concession Contracts 002/1997–DNAEE, 003/1997–DNAEE, 004/1997–DNAEE, 005/1997–DNAEE, all of July 10, 1997, and of the other Amendments signed prior to this Amendment, without prejudice to the rights and obligations arising from Contracts No’s 002/1997–DNAEE, 003/1997–DNAEE, 004-1997–DNAEE, and 005/1997–DNAEE, with the exception of those that conflict with Law 12783 of 2013, Decree 7805 of 2012, Decree 8461 of June 2, 2015, or the Provisions of this Amendment.

§1 –DISTRIBUTOR accepts, on signature of this Amendment, the Conditions of Extension established in this Legal Instrument, and the provisions of Law 12783 of 2013, Decree 7805 of 2012, and Decree 8461 of 2015.

CLAUSE SEVENTEEN – PUBLICATION AND REGISTRY OF THE AMENDMENT

This Amendment shall be Registered and Filed with Aneel. The Mining and Energy Ministry shall arrange for publication of a summary of it in the Federal Official Gazette within 20 days following its signature.

Thus, being agreed, the Parties have caused this Instrument to be written in two copies of equal content and form, which are signed by the Representatives of the Mining and Energy Ministry, of the DISTRIBUTOR, and of the CONTROLLING STOCKHOLDER(S) (or holders of unit shares), together with two Witnesses below described, for the due purposes of law.

CLAUSE EIGHTEEN – CONDITIONS OF EXTENSION

As well as the above provisions of this Contract, the Concession Holder must obey, for a period of five years from January 1, 2016, the Conditions of Extension established in Appendices II and III.

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Subclause One –Non-compliance with one of the Conditions of Extension specified in Appendices II and III for two consecutive years, or with any of the Conditions at the end of the period of five years, shall result in Extinction of the Concession, subject to the provisions of this Contract, including in particular the right to full defense and right of reply in adversarial proceedings.

Subclause Two –The other Regulations of Quality and Economic-Financial matters remain valid and apply to the CONCESSION HOLDER concomitantly with the provisions of Appendices II and III.

Brasília, December 21, 2015

FOR THE CONCESSION GRANTING POWER:

/S/ EDUARDO BRAGA
Mining and Energy Minister

FOR THE DISTRIBUTOR:

/S/ MAURO BORGES LEMOS	/S/ RICARDO JOSÉ CHARBEL
Chief Executive Officer	Chief Distribution and Sales Officer

FOR THE CONTROLLING STOCKHOLDERS:

/S/ MAURO BORGES LEMOS	/S/ RICARDO JOSÉ CHARBEL
Chief Executive Officer Companhia Energética de Minas Gerais	Chief Distribution and Sales Officer Companhia Energética de Minas Gerais

WITNESS:

/S/ MAURÍCIO DE OLIVEIRA ABI-CHAHIN	/S/ PEDRO HENRIQUE MILHOMEM COUTINHO
CPF/MF: 020.395617-65	CPF/MF: 898.354.843-68

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APPENDIX I – CONCESSION AREA

DNAEE Ministerial Order 130 of April 17, 1997, published in the federal Official Gazette of April 22, 1997 and Aneel Resolution 342 of August 30, 2000.

APPENDIX II – CONDITIONS FOR EXTENSION – EFFICIENCY IN PROVISION OF DISTRIBUTION SERVICE – CEMIG DISTRIBUIÇÃO S.A.

CLAUSE ONE – CONTINUITY OF SUPPLY

The Criterion of Efficiency in relation to the Quality of Service Provided shall be measured by Indicators that consider the frequency and average duration of outages in Public Electricity Distribution Service.

Subclause One –The following two indicators shall be evaluated: DECi – Average Duration of Outages of Internal Origin per Consumer Unit; and FECi – Average Frequency of Outages of Internal Original per Consumer Unit.

Subclause Two –The indicators DECi and FECi correspond to the Portion with Origin Internal to the Distribution System of the Outages that are considered for the Calculation of the indicators DEC and FEC defined in Aneel Regulations, in accordance with the following equations:

DECi = DECip + DECind

FECi = FECip + FECind

Where:

Deci = Average Duration of Outages of Internal Origin per Consumer Unit.

DECip = DEC due to Outages with Origin Internal to the Distribution System that are Programmed, not taking place on a Critical Day, as defined in Aneel Regulations.

DECind = DEC due to Outages of Origin Internal to the Distribution System, not Programmed, and not Purgeable, as defined in Aneel Regulations.

FECi = Average Frequency of Outages of Internal Origin per consumer unit.

FECip = FEC due to Outages of Origin Internal to the Distribution System, Programmed, and not occurring on a Critical Day, as defined in Aneel Regulations.

FECind = FEC due to Outage of Original Internal to the Distribution System, not Programmed, and Not Purgeable, as defined in Aneel Regulations.

Subclause Three –The total annual limits for the indicators DECi and FECi to be complied with by DISTRIBUTOR are presented in the following Table I:

Table I – Global Annual Limits of DECi and FECi.

DECi (hours)					FECi (number of outages)
2016	2017	2018	2019	2020	2016	2017	2018	2019	2020
11.62	11.32	11.03	10.73	10.44	8.12	7.76	7.39	7.03	6.67

Fifth Amendment to Concession Contracts 02, 03, 04 and 05/1997-DNAEE – Page 22

Subclause Four –Non-compliance with the Criterion of Efficiency in relation to the Quality of Service Provided, for two consecutive years during the period of evaluation or in the year 2020, shall result in Extinction of the Concession, in the terms of Clauses Twelve and Eighteen.

§1 –Violation of the limit of at least one of the Continuity Indicators established in Table I shall be considered as Non-compliance with the Criterion of Efficiency in relation to Quality of the Service Provided.

Subclause Five –The Calculation of the Continuity Indicators described in this Appendix shall be Monitored through Inspection oversight by Aneel, which may, in the event of finding of inconsistency in the calculation relating to the period of evaluation, may review the values found and recommend application of the provision in the previous Subclause.

Subclause Six –For verification of compliance with the limits established in Table I, exceptionally, Outages Originating in Facilities Previously Classified as Other Transmission Facilities (DITs) which may come to be Incorporated by DISTRIBUTOR as from signature of this Amendment, shall be left out of account.

Subclause Seven –The Outages referred to in the previous Subclause must be calculated separately, in specific DEC and FEC Indicators, submitted monthly to Aneel for each Group of Consumer Units of the DISTRIBUTOR.

Subclause Eight –The Values Found of the Indicators DECi and FECi referred to in this Appendix shall be calculated by Aneel, based on the Indicators submitted monthly by the DISTRIBUTOR for their Groups of Consumer Units, as per an Ordinary Procedure established in Aneel Regulations, and the DEC and FEC Indicators found for Outages Originated in Facilities Arising in the Incorporated DITs shall be subtracted.

Subclause Nine –The DISTRIBUTOR undertakes to submit to Aneel, by February 15 of the year subsequent to the year of observation, an Official Document signed by the Chief Executive Officer and by the Chief Officers responsible for observation and calculation of the Indicators, which shall confirm that the Indicators submitted for the previous year were collected and ascertained in conformity with the Procedures established in the Regulations of Aneel.

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APPENDIX III – CONDITIONS FOR EXTENSION – EFFICIENCY IN ECONOMIC AND FINANCIAL MANAGEMENT

CLAUSE ONE – MINIMUM PARAMETERS

The minimum parameters of Economic and Financial Sustainability referred to in Subclause One of Clause Seven are defined, for the first five years, from the start of the calendar year subsequent to that in which this Amendment comes into force, by the following Condition:

(Operational Cash Flow) – (Replacement Investment) – (Interest on the Debt) ≥ 0 ;

Where:

Operational Cash Flow = Profit before Interest, Taxes, Depreciation and Amortization (Ebitda) adjusted for Non-recurring Events.

Replacement Investment = Regulatory Reintegration Quota (QRR); and

Interest on the Debt = Net Debt x (1.11 x SELIC).

Subclause One –The definitions of the concepts used in the Condition of Economic-Financial Sustainability and the respective Account lines of the Regulatory Accounting are presented in Subclause Six.

§1 –In the event of alterations in the Plan of Accounts, Aneel shall publish the corresponding new Account Lines.

Subclause Two –Compliance with the Criterion of Efficiency in relation to Economic-Financial Management shall depend on compliance with the following Expressions:

(I)	Ebitda ≥ 0 (by the end of 2017, maintained in 2018, 2019 and 2020);

(II)	[ Ebitda – QRR ] ≥ 0 (by the end of 2018, maintained in 2019 and 2020);

(III)	{ Net debt / [ Ebitda – QRR ] } ≤ [ 1 / ( 0.8 * Selic ) ] (by the end of 2019); and

(IV)	{ Net debt / [ Ebitda – QRR ] } ≤ [ 1 / ( 1.11 * Selic ) ] (by the end of 2020).

Subclause Three –Verification of the Expressions in relation to the respective periods shall take place at each twelve months starting from the start of the calendar year subsequent to that of this Amendment coming into effect.

Subclause Four –The Expressions are limits that must be achieved by the periods established and maintained thenceforward, subject to obedience to Subclause Fourteen of Clause Twelve for the period as from the sixth calendar year subsequent to the signature of this Contract.

Subclause Five –The annual Regulatory Accounting Statements, at the time of the annual Rendering of Accounts [Prestação Anual de Contas], or PAC, must be:

I – signed by the Chief Executive Officer, the Chief Financial Officer and the Accountant Responsible for DISTRIBUTOR; and

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II – accompanied by an Opinion by the Audit Board, of which two thirds shall be members with proven experience in Finances or Accounting.

Subclause Six –Definitions and Additional Information:

EBITDA: Profit before Interest (Financial revenue [expenses]), Taxes (taxes on income), Depreciation and Amortization. Ebitda expresses Gross Operational Cash Flow or the Quantity of Monetary Resources Generated by the End-Activity of the Concession Holder. Ebitda for the purposes of calculation of the Equations/Expressions for Economic-Financial Sustainability, shall be calculated as the sum of:

BMP Code	Description
(debit balances with +, credit balances with –)	(considering absolute numbers)
(-) 61	(=) Profit from the Activity
(+) 61X5.X.17	(+) Depreciation
(+) 61X5.X.18	(+) Amortization
(+) 61X5.X.05.04	(+) Post-retirement Benefit – Private Pension Plan – Actuarial Deficit or Surplus, if debtor balance; (–) if creditor balance
(+) 61X5.X.05.05	(+) Voluntary Dismissal Program (PDV) if debtor balance; (–) if creditor balance
(+) 61X5.X.05.09	(+) Other Post-employment Benefits – Actuarial Deficit or Surplus, if debtor balance; (–) if creditor
(+) 61X5.X.12.01, if creditor balance	(–) Provision for Doubtful Accounts, if creditor balance
(+) 61X5.X.12.02, if creditor balance	(–) Provision for Employment-law Litigation, if creditor balance
(+) 61X5.X.12.03, if creditor balance	(-) Provision for Civil Litigation, if creditor balance
(+) 61X5.X.12.04, if creditor balance	(-) Provision for Tax Litigation, if creditor balance
(+) 61X5.X.12.05, if creditor balance	(-) Provision for Environmental Litigation, if creditor balance
(+) 61X5.X.12.06, if creditor balance	(-) Provision for Regulatory Litigation, if creditor balance
(+) 61X5.X.12.07	(+) Provision for Impairment (subtraction if Net Reversal)
(+) 61X5.X.12.99, if creditor balance	(–) Provision – Others, if creditor balance
(+) 61X5.X.15, to the extent that it exceeds 1% of Gross Revenue less Taxes on Revenue	(–) Recovery of Expenses, to the extent that it exceeds 1% of {Gross Revenue less Taxes on Revenue}

QRR: Regulatory Reintegration Quota or Expense on Regulatory Depreciation. This will be the Amount defined in the last Periodic Tariff Review (RTP) plus Monetary Updating by the General Market Prices Index (IGP-M) from the month prior to that of the RTP to the month prior to the twelve-month period of assessment of Economic-Financial Sustainability.

Net Debt: Gross Debt less Financial Assets.

Fifth Amendment to Concession Contracts 02, 03, 04 and 05/1997-DNAEE – Page 25

Gross Debt: Sum of Liabilities comprising:

BMP Code	Description
(–) 2X02	Loans, Financings and Debentures
(–) 2X04.1	Actuarial Liabilities – Private Pension Plan
(–) 2X04.2	Actuarial Liabilities – Other Post–retirement Benefits
(–) 2X05.8	Taxes to be paid in instalments
(–) 2X16	Derivative Financial Instruments
(–) 2105 (partial)	Taxes in Arrears
(–) 2X01 (partial)	Sector Costs in Arrears and Renegotiated.
(–) 2X08 (partial)	Sector Charges in Arrears and Renegotiated.
(–) 2X11	Sector Financial Liabilities
(–) 2101.2 (partial)	Wholesale Supply of Electricity for Resale – Short Term without tariff coverage
(–) 2101.4 (partial)	Purchase of Electricity for Resale – Short Term without tariff coverage

Financial assets: Sum of assets comprising:

BMP Code	Description
1101	Cash and Cash Equivalents
1X08	Temporary investments
1X16	Derivative Financial Instruments
1X11	Sector Financial Instruments
1119.1.09	Reimbursements from the Fund of the CDE
1X19.3	Post-employment Benefits

Selic: Adjusted Weighted Average Annual Rate of Financing Transactions Backed by Federal Public Securities, calculated daily and presented on the website of the Brazilian Central Bank – http://www.bcb.gov.br/?SELICACUMUL. At this web address, the Agent can obtain the Accumulated Factor corresponding to the twelve months of the period concerned. For specific purposes of the provisions of Subclause Two, the Selic shall be limited to the value of 12.87% (twelve point eight seven per cent) per year, if it exceeds this percentage.